Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	May 1, 2017
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
INCREASE IN SECOND QUARTER EARNINGS

ROANOKE, Va. (May 1, 2017)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $3,225,199 or $0.45 per average share outstanding for the quarter ended March 31, 2017. This compares to consolidated earnings of $3,111,447 or $0.44 per average share outstanding for the quarter ended March 31, 2016. CEO John D’Orazio attributed the increase to improved utility margins associated with the company’s infrastructure replacement programs, customer growth and the investment in the Mountain Valley Pipeline (MVP).

Earnings for the twelve months ending March 31, 2017 were $6,230,046 or $0.87 per share compared to $0.76 per share for the twelve months ended March 31, 2016. D’Orazio attributed the 15% increase in trailing twelve month earnings primarily to improved utility margins associated with the Company’s infrastructure replacement programs, customer growth and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended March 31, 2017 is not indicative of the results to be expected for the fiscal year ending September 30, 2017 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
Revenues	$21,900,013	$21,777,773	$61,964,060	$58,295,642
Cost of sales	11,070,283	11,128,504	29,565,896	27,537,737
Gross margin	10,829,730	10,649,269	32,398,164	30,757,905
Equity in earnings of MVP	93,625	33,846	275,646	55,383
Other operating expenses, net	5,251,093	5,233,391	20,794,514	20,451,460
Interest expense	469,480	415,940	1,740,026	1,554,486
Income before income taxes	5,202,782	5,033,784	10,139,270	8,807,342
Income tax expense	1,977,583	1,922,337	3,909,224	3,382,410
Net income	$3,225,199	$3,111,447	$6,230,046	$5,424,932
Net earnings per share of common stock:
Basic	$0.45	$0.44	$0.87	$0.76
Diluted	$0.45	$0.44	$0.86	$0.76
Cash dividends per common share	$0.1450	$0.1350	$0.5600	$0.5267
Weighted average number of common shares outstanding:
Basic	7,215,329	7,139,877	7,186,730	7,115,592
Diluted	7,244,845	7,145,847	7,204,684	7,120,637

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,
Assets	2017	2016
Current assets	$15,621,491	$15,027,635
Total property, plant and equipment, net	141,531,553	124,414,581
Other assets	19,912,761	12,830,941
Total Assets	$177,065,805	$152,273,157
Liabilities and Stockholders’ Equity
Current liabilities	$18,551,673	$22,226,896
Long-term debt	50,096,333	32,157,062
Deferred credits and other liabilities	48,463,998	41,302,793
Total Liabilities	117,112,004	95,686,751
Stockholders’ Equity	59,953,801	56,586,406
Total Liabilities and Stockholders’ Equity	$177,065,805	$152,273,157